Exhibit 99.1
FOR IMMEDIATE RELEASE
JONES SODA CO. REPORTS FISCAL 2008 FOURTH QUARTER AND YEAR-END RESULTS
Seattle, WA – March 12, 2009 – Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter and year ended December 31, 2008.
Fourth Quarter Summary — Comparison of Quarters ended December 31, 2008 and December 31, 2007
•	Revenue increased 4% to $6.1 million compared to $5.9 million in the fourth quarter of 2007 as a result of a reduction in promotion allowances and slotting fees, which are a reduction to revenue, partially offset by a decline in case sales.
o	Promotion allowances and slotting fees decreased significantly to $240,000 compared to $3.5 million in the corresponding quarter of 2007. This decrease was driven by significant trade spend reductions in the fourth quarter of 2008 due to cost containment measures, as well as a prior year adjustment recorded in the fourth quarter 2007, to reflect promotion, allowances and slotting fees net against revenue.

o	Case sales declined 27% in the fourth quarter, primarily due to a reduction of shipments of Jones Soda glass bottles in the U.S. market through our DTR and DSD channels as a result of the economic crisis and inventory reductions in the industry, coupled with a revision of our channel/pricing strategy and higher sales of 24C in the prior year period in connection with the product launch in the second half of 2007.
•	Gross margin improved to 24%, compared to a negative gross margin of (32%) in the corresponding period a year ago, primarily due to the prior year adjustment to reflect promotion allowances and slotting fees net against revenue.

•	Operating expenses decreased 6.5%, compared to the corresponding period a year ago and decreased 17% from the third quarter of 2008, due primarily to headcount reductions of approximately 30% in the fourth quarter of 2008. Also recorded in the fourth quarter 2007 was executive transition expense of approximately $1.1 million and legal fees relating to our securities litigation matter.

•	Net loss of $3.4 million, or ($0.13) per share, for the quarter improved by 68% over the fourth quarter 2007 net loss of $10.2 million, or ($0.39) per share.
Stephen Jones, Chief Executive Officer, stated, “The volatile economic conditions that began in earnest last September created a very difficult selling environment during the fourth quarter. Management reacted swiftly to the rapid changes in the market by making further adjustments to our operating platform and cost structure in order to prepare Jones Soda for a successful 2009 and beyond. Importantly, we enter the new year with a leaner infrastructure, a more efficient sales and operating platform, stronger alignment with our key top distributors, and sharpened channel, package & pricing strategies. We are optimistic that the actions we took during 2008 and early 2009 have us in a much better position to deliver improved results in the future, even during these challenging times.”
Full Year Review — Comparison of Years ended December 31, 2008 and December 31, 2007
Revenue for 2008 decreased 10% to $35.9 million compared to $39.8 million in 2007 due primarily to an 8% decrease in case sales through our DTR and DSD channels to 2.9 million cases as well as a 44% decrease in case sales of concentrate to National Beverage to 1.5 million cases. This decrease is due to the nationwide launch of cans in 2007 to establish sufficient inventory levels, combined with reduced demand for new orders in 2008. These decreases were offset by an 11% decrease in promotion allowances and slotting fees, which are a reduction to revenue, to $4.5 million from $5.1 million a year ago. Promotion allowance programs were reduced in the latter part of 2008 due to lower sales volumes and our cost containment measures. Revenues in our DSD channel decreased in 2008 compared to the prior year as a result of lower shipments of Jones Soda consistent with our revised channel/pricing strategy, and as a result of the economic crisis and inventory reductions in the industry. DTR channel revenue was negatively impacted in 2008 compared to 2007 due to a reduction in the number of retail stores carrying Jones Soda.
Gross profit decreased by 22% to $7.4 million as compared to $9.4 million in gross profit for 2007. Gross profit as a percentage of revenue decreased to 21% in 2008 from 24% a year ago, primarily as a result of lower sales volumes in our DTR channel due to a reduction in the number of retail stores carrying Jones Soda. Also contributing to the decrease in gross profit was an increase in freight costs and the shutdown of our St. Louis co-packer which resulted in longer shipping distances to customers in our Midwest and Southeast markets.
Operating expenses for 2008 were $23.0 million compared to $20.8 million for 2007. This increase was due to a $1.8 million increase in general and administrative expenses and a $435,000 increase in promotion and selling expenses. The increase in general and administrative expenses was primarily due to an increase in professional fees, including legal fees relating to our securities litigation matter and accounting fees, as well as executive transition expenses of approximately $423,000. The increase in promotion and selling expense was primarily due to increases in sales personnel in conjunction with the emphasis on the CSD sales channel until the strategic refocus in the fourth quarter of 2008, resulting in a corresponding reduction in force. The increase was also driven by an increase in brand building efforts, including promotional events and sponsorships. These increases were partially offset by a decrease in marketing expenses.
For the year, the Company reported a net loss of $15.2 million, or ($0.58) per diluted share, compared to net loss of $11.6 million, or ($0.45) per diluted share in 2007.
Liquidity
As of December 31, 2008, we had cash, cash-equivalents and short-term investments of approximately $12.6 million, working capital of $17.7 million and no debt. We intend to continually monitor and adjust our business plan as necessary to respond to developments in our business, our markets and the broader economy and intend to take action if necessary including, further cost reductions in sales, marketing and general and administrative areas, in order to protect and preserve our cash position.
Business Outlook — 2009
Joth Ricci, Chief Operating Officer, added, “While 2009 will have its own set of external challenges given the current economic environment, we move forward focused on the areas of our business that we can control. We believe we are now a more productive and leaner organization, combined with a stronger distribution network to properly support our brand and products. This will be instrumental as we look to grow within existing retailers, expand through new points of distribution, increase our bottle business, and launch Jones GABA. We are committed to managing our business in a disciplined and controlled manner, which we believe will allow us to gain market share while simultaneously preserving cash and driving improved operating performance.”
Conference Call
The Company will discuss its 2008 fourth quarter and year-end results on its scheduled conference call today, March 12, 2009 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until March 2010.
About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones GABA, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit: www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.
Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that the steps we have taken in 2008 and early 2009 have us better positioned for future success. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability to successfully implement its launch of Jones GABA or the failure of this product to gain market acceptance, its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to receive returns on its trade spending and slotting fee expenditures, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, the impact of the global economic crisis, its inability to develop new products to satisfy customer preferences and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2008 with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
For further information, contact:
Stephen Jones, Chief Executive Officer, Jones Soda Co.
(206) 624-3357 or sjones@jonessoda.com

Michael O’Brien, Chief Financial Officer, Jones Soda Co.
(206) 624-3357 or mobrien@jonessoda.com
Chad Jacobs / Brendon Frey, Integrated Corporate Relations, Inc.
(203) 682-8200 or Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited — $US)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Revenue	$6,131	$5,893	$35,918	$39,831
Cost of goods sold	4,633	7,777	28,551	30,387

Gross profit	1,498	(1,884)	7,367	9,444

Gross profit %	24.4%	(32.0%)	20.5%	23.7%

Licensing revenue	19	53	170	334

Operating expenses:
Promotion and selling	2,327	1,748	12,292	11,857
General and administrative	2,850	3,791	10,661	8,893

	5,177	5,539	22,953	20,750

Loss from operations	(3,661)	(7,370)	(15,416)	(10,972)
Other income, net:	83	148	384	1,498

Loss before income tax	(3,578)	(7,222)	(15,032)	(9,474)
Income tax benefit (expense):
Current	213	(8)	(168)	(293)
Deferred	(24)	(2,975)	(35)	(1,862)

	189	(2,983)	(203)	(2,155)

Net loss	$(3,389)	$(10,205)	$(15,235)	$(11,629)

Net loss per share, basic and diluted	$(0.13)	$(0.39)	$(0.58)	$(0.45)
Weighted average number of common shares outstanding:

Basic and diluted	26,382,307	26,202,214	26,339,449	25,977,832

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
288-ounce equivalent case sales:
Finished product case sales	462,000	693,000	2,886,000	3,126,000
Concentrate case sales	109,000	93,000	1,501,000	2,670,000

Total case sales	571,000	786,000	4,387,000	5,796,000

JONES SODA CO.
CONSOLIDATED BALANCE SHEETS
($US)

	December 31, 2008	December 31, 2007
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$11,736	$17,858
Short-term investments	890	9,935
Accounts receivable	2,428	4,475
Taxes receivable	258	—
Inventory	5,654	5,746
Deferred income tax asset, current portion	1	—
Prepaid expenses	1,151	822

Total current assets	22,118	38,836
Deferred income tax asset	98	118
Fixed assets	2,099	2,498
Intangible assets	—	173

Total assets	$24,315	$41,625

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,469	$1,939
Accrued liabilities	2,788	5,055
Taxes payable	34	203
Capital lease obligations, current portion	153	157

Total current liabilities	4,444	7,354
Capital lease obligations	321	474
Long term liabilities — other	75	—

Commitments and contingencies
Shareholders’ equity
Common stock no par value:
Authorized: 100,000,000
Issued and outstanding: 26,460,409 and 26,251,183 shares, respectively	43,924	43,856
Additional paid-in capital	5,044	3,991
Accumulated other comprehensive (loss) income	(79)	129
Accumulated deficit	(29,414)	(14,179)

Total shareholders’ equity	19,475	33,797

Total liabilities and shareholders’ equity	$24,315	$41,625